EXHIBIT 99.1
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Ball Corporation and Group Saint-Gobain to Form
Strategic Alliance in Glass Container Manufacturing

     Muncie, Ind., June 26, 1995--Ball Corporation (NYSE:BLL) and Compagnie de Saint-Gobain announced today that they have agreed to form a strategic alliance creating a glass container manufacturing company in the U.S. with more than $1.5 billion in sales.
     Ball and Saint-Gobain will establish a new jointly-owned company which will acquire the glass manufacturing operations of both Ball Glass Container
Corporation and the Foster-Forbes glass operations of American National Can, a unit of Pechiney, S.A. Ball will receive cash in excess of $125 million in the transaction and hold a 42 percent interest in the combined entity. Saint-Gobain will hold the other 58 percent and will provide a guaranty in support of the acquisition financing and an operating line of credit. The transactions are subject to certain regulatory and other approvals.
     Upon closing of the transaction, which is expected prior to December 31, Ball estimates that a charge will be required of up to $75 million after tax or $2.50 per share. The amount of the charge is dependent upon several unresolved matters. The closing is subject to certain regulatory and other approvals. George A. Sissel, Ball president and CEO, said that the strategic alliance with Saint-Gobain and the combination of the Ball and Foster-Forbes glass businesses should enhance significantly the value of Ball's retained interest.
     We expect the new company will benefit greatly by combining the assets, talents and resources of three of the world's most respected names in glass, Sissel said.
     Ball and Foster-Forbes employ approximately 8,500 people in the production of containers at 22 glass plants in 15 states.
     The Ball Glass and Foster-Forbes businesses strategically complement one another, Sissel said. Ball is particularly strong in the food and wine markets and Foster-Forbes in the beer, juice and other beverages. The new company will have an attractive customer and product mix.
     American National Can is a subsidiary of Pechiney, S.A., an international company with 1994 sales of $12.8 billion. Pechiney is the third largest producer of aluminum and a leading packaging manufacturer. It operates 350 facilities in 60 countries.
     Saint-Gobain, headquartered near Paris, is a world leader in several industrial activities. In addition to glass containers, those activities include flat glass, insulation and reinforcements, building materials, pipe, industrial ceramics and abrasives. With interests in 37 countries, including the U.S., the company reported 1994 sales of $13.6 billion.
     Ball is a manufacturer of rigid packaging products, primarily for foods and beverages, and supplies aerospace and communications products and services to government and commercial customers. The company reported 1994 sales of nearly $2.6 billion.

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